CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Rochester Minnesota Municipal Fund:

We consent to the use of our report dated May 25, 2017 with respect to the financial statements and financial highlights of Oppenheimer Rochester Minnesota Municipal Fund as of March 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

                                                               /s/ KPMG LLP

KPMG LLP

Denver, Colorado

July 25, 2017